EXHIBIT 23.3


                    CONSENT OF STEVENS & LEE


     We consent to the filing of our tax opinion as Exhibit 8 to the Registration Statement, and to the references to us under the heading "THE CONSOLIDATION - Certain Federal Income Tax Consequences" in the related prospectus/proxy statement. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Sections 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                   STEVENS & LEE